RINER EMPLOYMENT AGREEMENT

KONATEL,INC. EMPLOYMENT AGREEMENT

This Agreement  ("Agreement") is made as of the 1st day of August, 2016, by and between J. William Riner, an individual ("Employee"), and KonaTel,Inc.,a Nevada corporation ("Employer"), with reference to the following facts and objectives:

RECITALS

A.   Employee desires employment to provide services as the Chief Operation Officer of the Telecon.Mobi

Corporation and related activities as an employee of the Employer;and

B.   Employer is a corporation organized and in good standing under the laws of the State of Nevada, qualified to do business in the state of Pennsylvania,  and desires to employ  the Employee in the State of Pennsylvania under the terms and conditions of this Agreement;

NOW,THEREFORE,in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt  and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.0

DUTIES AND STATUS AS OFFICER. Employee shall serve as Chief Operation Officer of the Telecon.Mobi Corporation for the term  and upon the requirements as more specifically  set forth herein and in conformance with  the governing documents of the Corporation. Employee's powers and duties in this capacity to be determined by the Board of Directors. Those duties shall be described in Exhibit A, attached hereto.

2.0

COMPENSATION. Employer shall pay Employee, as full compensation for services rendered to Employer as a regular full-time employee in any capacity a monthly base salary for the balance of the year 2017 shall be $14,583.33, plus a monthly bonus based upon the following:

(i)

If the Monthly Net Income of the Employer for the preceding calendar month is equal to or less than $40,000, there shall be no bonus.

(ii)

For that portion of the Monthly Net Income which is greater  than $50,000, the following bonus table  will10% of Monthly Net Income

(iii)

For that portion of the Monthly Net Income which is in excess of $1,000,000, there  shall be no additional monthly bonus.

As used herein,the term  "Monthly Net Income" shall mean the amount on the "Net Income (loss)" line of the KonaTellncome Statement by Month as generated from the CFO Strategies lntacct accounting software for the Telecon.Mobi and Telecon Wireless Divisions of the Employer according to GAAP as calculated by the regular  accountant for the Employer.

3.0

TERM AND TERMINATION.

3.1

Employee's employment by Employer shall be for an initial term  of 17 months,, commencing August

1, 2016. Thereafter, unless earlier  terminated below,the term shall be extended on a year by year basis. The agreement may be terminated, however, after the expiration of the initial 17 months' term upon thirty days' notice  from either party.

3.2

Employee  may only be terminated for cause.  A "for cause" termination includes,  but is not limited to:

(i)

Failure to follow the directives of the  Board of Directors;

(ii)

Committing a breach  of this Agreement (or any other  Bylaw or resolution of the  Employer)

         which is not corrected within 10 days following  notice from  the  Board;

(iii)     Conviction  of a felony or a misdemeanor involving moral  turpitude;

(iv)

Any action of the Employee  which will tend  to bring the  Employer  into disrepute;

(v)

Employee  becomes unable  to adequately perform  his duties herein  due to medical or physical disability (in such  event, Employee  shall be provided  six months' severance pay following termination);

(vi)

Failure to meet the minimum  performance requirements set forth  in Exhibit A;

         or,

(vii)    Death of the  Employee

4.0

TRADE SECRETS.

4.1.

Employee specifically  agrees that  he will not at any time,  whether during  or subsequent to the term of Employee's employment  by Employer, in any fashion, form,  or manner, unless specifically consented to in writing  by Employer, either directly or indirectly  use or divulge, disclose, or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of Employer,  including, without limiting the generality of the foregoing, the names or addresses of any of the shareholders of Employer, the  prices it obtains or has obtained or in which it will sell or has sold its inventory or services,  the  names, buying habits  or practices of any of its customers, lists or other written records used in Employer's business, compensation paid to employees and other terms of employment, business  systems, computer programs, or any other confidential information of, about, or concerning the  business of Employer,  its manner of operation, or other confidential data  of any kind, nature, or description. The parties  to this Agreement stipulate that, as between them, the foregoing items are important, material, and confidential trade secrets and affect  the successful conduct of Employer's  business and its goodwill.   Any breach of any term  of this paragraph is a material breach  of this Agreement.

The Employee further covenants that  he shall hold in strictest confidence any information, whether written  or oral, which,  if revealed to third  parties, would  impair  or damage the reputation or business of the  Employer.   Any violation  of the foregoing shall constitute grounds for immediate dismissal.

4.2

From time  to time during the  term  of this Agreement, additional confidential information or knowledge of whatever kind, nature or description concerning matters affecting  or relating  to Employer's  business may  be developed or obtained.  Employee specifically agrees that  all such additional and confidential information or knowledge shall be deemed by the parties  to this Agreement to be included within the terms of this paragraph and to constitute important, material and confidential trade secrets that  affect  the successful  conduct of Employer's business and its goodwill.  Any breach  of any terms in this paragraph relating  to such additional confidential information or knowledge is a material breach of this Agreement.

4.3

All equipment, notebooks, documents, memorandums, reports, files, auto  records,  samples, books, correspondence, lists, other written, electronic, and graphic  records, and  the  like, affecting  or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess or control  shall be and  remain Employer's sole property.

4.4

If any confidential information or other matter described in this section  is sought by legal process, Employee will promptly  notify Employer and will cooperate with Employer in preserving its confidentiality in connection with any legal proceeding.

4.5

Any and all inventions, ideas, and discoveries, including improvements, original  works of authorship, copyrights, designs, formulas, processes, computer programs or portions thereof, databases, trade secrets and  proprietary information, documentation, and materials made,  created, conceived or reduced to practice  by Employee  during  Employee's employment with Employer, whether alone or jointly with others, belongs  to and  is the property of Employer.

  5.0     Disputes. In the event  of disagreement or dispute between the parties arising out  of or connected with this Agreement that  cannot be adjusted by and between the  parties involved, the disputed matter shall be resolved  as follows:

5.1.   Mediation. The parties  agree to mediate any dispute or claim arising  between them  out of this contract or any resulting  transaction before  resorting to arbitration or court  action.  Mediation fees, if any, shall be divided equally  among the  parties involved.  If any party commences an arbitration or court action  based  on a dispute or claim to which this paragraph applies  without first attempting to resolve the  matter through mediation, then  that  party shall not be entitled to recover attorney's even  if they  would otherwise be available to that party  in any such arbitration or court  action.

5.2.   Arbitration. The Parties agree that  any dispute or claim in law or equity  arising  between them out of this Agreement or any resulting transaction, which is not settled through mediation, shall be decided  by neutral, binding arbitration and not  by court  action. The arbitration shall  be conducted by a retired  judge or justice, or an attorney with not less than  five years substantial experience with business or employment law, unless the  parties mutually agree to a different arbitrator, who shall render an award  in accordance with substantive Pennsylvania law. In all other respects, the arbitration shall be conducted in accordance with and  enforcement shall be subject to the  Federal Arbitration Act. Judgment upon the  award  rendered by the arbitrator(s) may be entered in any court having jurisdiction. The parties shall have the  right to discovery  to the extent authorized by the law and regulations of the State of Pennsylvania.

5.3.   Exclusions from  Mediation and  Arbitration. The following  matters are excluded from  mediation and arbitration hereunder:

(i)

any matter which is within the  jurisdiction  of a probate or small claims court; and

(ii)

an action  for bodily injury or wrongful  death.

6.0

EMPlOYEE'S  DUTIES ON TERMINATION. In the event of termination of employment with  Employer, Employee agrees to deliver  promptly to Employer all equipment, notebooks, documents, memorandums, reports,  files, samples, books, correspondence, lists or other written, electronic, or graphic  records, and the like, relating  to Employer's business, and all copies  of such materials which are or have been  in Employee's  possession or under  Employee's control.

7.0

CONTINUING OBliGATIONS. Employee's obligations shall continue in effect  beyond  Employee's term  of employment, and the  obligation shall  be binding upon  Employee's assigns,  heirs, executors, administrators and other  legal representatives.

8.0

SEVERABLE PROVISIONS.  The provisions of this Agreement are severable.    If one or more provisions should be determined to be judicially unenforceable,in whole  or in part, the remaining provisions shall never the less be binding and enforceable. The provisions of this Agreement shall be construed as separate provisions  covering their  subject matter in each of the separate counties and states of the United States in which Employer transacts its business.  To the extent that  any provision shall be judicially unenforceable in any one or more of those counties or states,the provisions  shall not be affected with respect to each other county  or state, each provision with respect to each county and state being construed as severable and independent.

9.0

EMPLOYEE'S REPRESENTATIONS. Employee represents and warrants that Employee is free to enter into this Agreement  and to perform each of the terms and covenants contained herein  and Employer represents  and warrants that  Employee is not restricted or prohibited, contractually or otherwise, from entering  into this Agreement, and that Employee's execution and performance of this Agreement is not a violation or breach of any other  Agreement between Employee and any other person or entity.

10.0 GOVERNING LAW. The validity, construction,performance and effect of this Agreement  shall be governed by the laws of the State of Pennsylvania.

11.0  TIME OF ESSENCE. Time is of the essence of all obligations contemplated in this Agreement..

12.0   ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the Employer, its successors or assigns. This Agreement may not be assigned by Employee.

13.0   ENTIRE AGREEMENT. This Agreement supersedes all arrangements previously made between the parties relating to its subject matter. There are no other understandings or agreements.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

Employee:

Employer:

                                                                                                    KonaTel, Inc., a Nevada corporation

/s/ D. Sean McEwen
D. Sean McEven, President

Exhibit  A

Duties of Chief Operating Officer

Responsible for  presiding over  the entire workforce. Oversees budgets and  ensures resources are  properly allocated. Ensures departments meet individual goals Participates in development of long-range strategic plans, goals  and  strategies

Primary responsibilities

•

Oversee all other executives and  staff  within the  organization.

•

Oversee budgets.

•

Direct the organization's financial goals, objectives, and  budgets.

•

Implement the organization's guidelines on a day-to-day basis.

•

Develop and  implement strategies and  set  the overall direction of a certain area ofthe company or organization.

•

Direct staff,  including organizational structure, professional development, motivation, performance evaluation, discipline, compensation, personnel policies, and  procedures

•

Participates in recruitment and  retention of professional and  nonprofessional staff.

•

Resolves problems related to staffing

•

Evaluates performance and  recommends merit increases, promotion, and  disciplinary actions

•

Participates in establishment and  implementation of organizational policies and  procedures.

•

Interprets policies, objectives and  operational procedures.

•

Resolves problems related to staffing, utilization of facilities, equipment and  supplies for the Center.

•

Evaluates performance and  recommends merit increases, promotion, and  disciplinary actions.

•

Undertakes special projects as directed by the President/CEO

PERFORMANCE REQUIREMENTS

Knowledge, skills and  abilities:

Knowledge of organization policies, procedures, systems and  objectives. Knowledge of fiscal  management and  human resource management techniques. Excellent leadership skills with  demonstrated  ability to effectively lead  in a changing environment. Knowledge of wireless industry, governmental  regulations and  compliance requirements. Knowledge of computer systems and  applications.  Skill in planning, organizing, prioritizing, delegating and  supervising. Skill in exercising initiative, judgment, problem-solving, decision-making. Skill in identifying and  resolving problems. Skill in developing and  maintaining effective relationships with  administrative staff, vendors and  customers. Skill in developing comprehensive reports. Ability to analyze and  interpret complex data.